Exhibit 10.57

SENSATA TECHNOLOGIES HOLDING N.V.

2010 EMPLOYEE STOCK PURCHASE PLAN

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	(b) Change of Designation	7

12.	Transferability	7

13.	Withdrawal; Termination of Employment	7
	(a) Withdrawal	7
	(b) Effect of Withdrawal on Subsequent Participation	8
	(c) Termination of Employment	8

14.	Ordinary Shares Available under the Plan	8
	(a) Number of Shares	8
	(b) Adjustments Upon Changes in Capitalization; Corporate Transactions	8

15.	Administration	9
	(a) Committee	9
	(b) Requirements of Exchange Act	10

16.	Amendment, Suspension, and Termination of the Plan	10
	(a) Amendment of the Plan	10
	(b) Suspension of the Plan	10
	(c) Termination of the Plan	10

17.	Sub-Plans	11

18.	Notices	11

19.	Expenses of the Plan	11

20.	No Employment Rights	11

21.	Applicable Law	11

22.	Additional Restrictions of Rule 16b-3	11

23.	Effective Date	11

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SENSATA TECHNOLOGIES HOLDING N.V.

EMPLOYEE STOCK PURCHASE PLAN

1. Purpose. The purpose of the Plan is to provide incentive for present and future eligible Employees to acquire a proprietary interest (or increase an existing proprietary interest) in the Company through the purchase of Ordinary Shares. It is the Company’s intention that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. Accordingly, the provisions of the Plan shall be administered, interpreted and construed in a manner consistent with the requirements of that section of the Code.

2. Definitions.

(a) “Applicable Percentage” means the percentage specified in Section 7(b), subject to adjustment by the Committee as provided in Section 7(b).

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto.

(d) “Committee” means the committee appointed by the Board to administer the Plan as described in Section 15 of the Plan or, in the absence of a committee, the Board.

(e) “Company” means Sensata Technologies Holding N.V., a Dutch public limited liability company.

(f) “Compensation” means, with respect to each Participant for each pay period: base salary, wages, overtime, shift premium, performance bonus and sales bonus paid to such Participant by the Company or a Designated Subsidiary. Except as otherwise determined by the Committee, “Compensation” does not include: (i) any amounts contributed by the Company or a Designated Subsidiary to any pension plan, (ii) any automobile or relocation allowances (or reimbursement for any such expenses), (iii) any amounts paid as a starting bonus or referral fee, (iv) any amounts realized from the exercise of any stock options or incentive awards, (v) any amounts paid by the Company or a Designated Subsidiary for other fringe benefits, such as health and welfare, hospitalization and group life insurance benefits, or perquisites, or paid in lieu of such benefits, or (vi) other similar forms of extraordinary compensation.

(g) “Continuous Status as an Employee” means the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company or the Designated Subsidiary that employs the Employee, provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is provided either by contract or statute.

(h) “Designated Subsidiaries” means the Subsidiaries whose employees have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

(i) “Employee” means any person whose customary employment is at least twenty (20) hours per week and more than five (5) months in any calendar year.

(j) “Entry Date” means the first Trading Day of each Exercise Period.

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l) “Exercise Date” means the last Trading Day of each Exercise Period.

(m) “Exercise Period” means, subject to adjustment as provided in Section 4(b), the approximately six (6) month period beginning on each April 1 and ending the last Trading Day on or before September 30 of such year, or beginning on each October 1 and ending the last Trading Day on or before March 31 of such year.

(n) “Exercise Price” means the price per Ordinary Share offered in a given Exercise Period determined as provided in Section 7(b).

(o) “Fair Market Value” means, with respect to an Ordinary Share, the Fair Market Value as determined under Section 7(c).

(p) “Ordinary Shares” means the Company’s ordinary shares, par value €0.01 per share.

(q) “Participant” means an Employee who is eligible to participate in the Plan under Section 3 and who has elected to participate in the Plan by filing an enrollment agreement as provided in Section 5 hereof.

(r) “Plan” means the Sensata Technologies Holding N.V. 2010 Employee Stock Purchase Plan, as in effect from time to time.

(s) “Plan Contributions” means, with respect to each Participant, the lump sum cash transfers, if any, made by the Participant to the Plan pursuant to Section 6(a) hereof, plus the after-tax payroll deductions, if any, withheld from the Compensation of the Participant and contributed to the Plan for the Participant as provided in Section 6 hereof, and any other amounts contributed to the Plan for the Participant in accordance with the terms of the Plan.

(t) “Subsidiary” means any corporation, domestic or foreign, of which the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock, and that otherwise qualifies as a “subsidiary corporation” within the meaning of Section 424(f) of the Code.

(u) “Trading Day” means a day on which the New York Stock Exchange is open for trading.

3. Eligibility.

(a) The Company. The Board shall have the right, but not the obligation, to designate the employees of the Company as eligible to participate in the Plan. Upon such designation, any individual who has completed at least thirty (30) days of employment with the Company and who is an Employee of the Company as of the Entry Date of a given Exercise Period shall be eligible to become a Participant as of the Entry Date of such Exercise Period.

(b) Designated Subsidiaries. Any individual who has completed at least thirty (30) days of employment with any Designated Subsidiary and who is an Employee of any Designated Subsidiary as of the Entry Date of a given Exercise Period shall be eligible to become a Participant as of the Entry Date of such Exercise Period.

4. Exercise Periods.

(a) In General. The Plan shall generally be implemented by a series of Exercise Periods, each of which lasts approximately six (6) months.

(b) Changes by Committee. The Committee shall have the power to make changes to the duration and/or the frequency of Exercise Periods with respect to future offerings if such change is announced at least five (5) days prior to the scheduled beginning of the first Exercise Period to be affected.

5. Participation. Employees meeting the eligibility requirements of Section 3 hereof may elect to participate in the Plan commencing on any Entry Date by completing an enrollment agreement on the form provided by the Company and filing the enrollment agreement with the Company (or a person or firm designated by the Committee) on or prior to such Entry Date, unless a later time for filing the enrollment agreement is set by the Committee for all eligible Employees with respect to a given offering. Notwithstanding the foregoing, eligible Employees who are citizens or residents of a foreign jurisdiction may be excluded from the Plan if the grant of an option under the Plan or any offering to a citizen or resident of the foreign jurisdiction is prohibited under the laws of such jurisdiction, to the extent allowed under Section 423 of the Code.

6. Plan Contributions.

(a) Contribution by Payroll Deduction. Except as otherwise authorized by the Committee, all contributions to the Plan shall be made only by payroll deductions. The Committee may, but need not, permit Participants to make after-tax contributions to the Plan at such times and subject to such terms and conditions as the Committee may in its discretion determine. All such additional contributions shall be made in a manner consistent with the provisions of Section 423 of the Code or any successor thereto, and shall be treated in the same manner as payroll deductions contributed to the Plan as provided herein.

(b) Payroll Deduction Election on Enrollment Agreement. At the time a Participant files the enrollment agreement with respect to an Exercise Period, the Participant may authorize payroll deductions to be made on each payroll date during the portion of the Exercise Period that he or she is a Participant in an amount not less than 1% and not more than 10% of the Participant’s Compensation on each payroll date during the portion of the Exercise Period that he or she is a Participant. The amount of payroll deductions must be a whole percentage (e.g., 1%, 2%, 3%, etc.) of the Participant’s Compensation.

(c) Commencement of Payroll Deductions. Except as otherwise determined by the Committee under rules applicable to all Participants, payroll deductions shall commence with the earliest administratively practicable payroll period that begins on or after the Entry Date with respect to which the Participant files an enrollment agreement in accordance with Section 5.

(d) Automatic Continuation of Payroll Deductions. Unless a Participant elects otherwise prior to the Exercise Date of an Exercise Period, including the Exercise Date prior to termination in the case of an Exercise Period terminated under Section 4(b) hereof, such Participant shall be deemed (i) to have elected to participate in the immediately succeeding Exercise Period (and, for purposes of such Exercise Period the Participant’s “Entry Date” shall be deemed to be the first day of such Exercise Period) and (ii) to have authorized the same payroll deduction for the immediately succeeding Exercise Period as was in effect for the Participant immediately prior to the commencement of the succeeding Exercise Period.

(e) Change of Payroll Deduction Election. A Participant may decrease or increase the rate or amount of his or her payroll deductions during an Exercise Period (within the limitations of Section 6(b) above) by completing and filing with the Company (or a person or firm designated by the Committee) a new enrollment agreement authorizing a change in the rate or amount of payroll deductions; provided, that a Participant may not change the rate or amount of his or her payroll deductions more than once in any Exercise Period. Except as otherwise determined by the Committee under rules applicable to all Participants, the change in rate or amount shall be effective as of the earliest administratively practicable payroll period that begins on or after the date the Committee receives the new enrollment agreement. Additionally, a Participant may discontinue his or her participation in the Plan as provided in Section 13(a).

(f) Automatic Changes in Payroll Deduction. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code, Section 7(d) hereof, or any other applicable law, a Participant’s payroll deductions for any calendar year may be decreased, including to 0%, at such time during such calendar year that the aggregate of all payroll deductions accumulated during such calendar year are equal to the product of $25,000 multiplied by the Applicable Percentage for the calendar year. Payroll deductions shall recommence at the rate provided in the Participant’s enrollment agreement at the beginning of the first Exercise Period beginning in the following calendar year, unless the Participant terminates participation as provided in Section 13(a).

7. Grant of Option.

(a) Ordinary Shares Subject to Option. On a Participant’s Entry Date, subject to the limitations set forth in Section 7(d) and this Section 7(a), the Participant shall be granted an option to purchase on the subsequent Exercise Date (at the Exercise Price determined as provided in Section 7(b) below) up to a number of Ordinary Shares determined by dividing such Participant’s Plan Contributions accumulated prior to such Exercise Date and retained in the Participant’s account as of such Exercise Date by the Exercise Price; provided, that the maximum number of Ordinary Shares a Participant may purchase during any Exercise Period shall be 5,000. Fractional shares are expressly permitted unless otherwise determined by the Committee.

(b) Exercise Price. The Exercise Price per Ordinary Share offered to each Participant in a given Exercise Period shall be the Applicable Percentage of the Fair Market Value of an Ordinary Share on the Exercise Date. The Applicable Percentage with respect to each Exercise Period shall be 95% unless and until such Applicable Percentage is increased by the Committee, in its sole discretion, provided that any such increase in the Applicable Percentage with respect to a given Exercise Period must be established not less than fifteen (15) days prior to the Entry Date thereof.

(c) Fair Market Value. The Fair Market Value of the Ordinary Shares is (a) while the Ordinary Shares are readily traded on an established national or regional securities exchange, the closing transaction price of such Ordinary Shares as reported by the principal exchange on which such Ordinary Shares are traded on the date as of which such value is being determined or, if there were no reported transaction for such date, the opening transaction price as reported by the exchange for the first trading date following the date by which such value is being determined on the next preceding date for which a transaction was reported, (b) if the Ordinary Shares are not readily traded on an established national or regional securities exchange, the average of the bid and ask prices for such Ordinary Shares on the date as of which such value is being determined, where quoted for such Ordinary Shares, or (c) if Fair Market Value cannot be determined under clause (a) or clause (b) above, or if the Committee determines in its sole discretion that the Ordinary Shares are too thinly traded for Fair Market Value to be determined pursuant to clause (a) or clause (b), the value as determined by the Committee, in its sole discretion, on a good faith basis.

(d) Limitation on Option that may be Granted. Notwithstanding any provision of the Plan to the contrary, no Participant shall be granted an option under the Plan (i) to the extent that if, immediately after the grant, such Employee (including any Ordinary Shares which are attributed to such Employee pursuant to Section 424(d) of the Code) would own Ordinary Shares and/or hold outstanding options to purchase Ordinary Shares possessing, in the aggregate, 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company or a related corporation as computed under Section 423(b)(3) of the Code and the Treasury Regulations thereunder, or (ii) to the extent that his or her rights to purchase Ordinary shares under all employee stock purchase plans of the Company and its Subsidiaries intended to qualify under Section 423 of the Code accrue at a rate which exceeds $25,000 of Fair Market Value of Ordinary Shares (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time, as determined in accordance with section 423(b)(8) of the Code and the Treasury Regulations thereunder.

(e) No Rights as Shareholder. A Participant will have no interest or voting right in the Ordinary Shares covered by his option until such option has been exercised.

8. Exercise of Options.

(a) Automatic Exercise. A Participant’s option for the purchase of Ordinary Shares will be exercised automatically on each Exercise Date, and the maximum number of full Ordinary Shares subject to the option shall be purchased for the Participant at the applicable Exercise Price with the accumulated Plan Contributions then credited to the Participant’s account under the Plan, subject to the limitation in Section 7(a) or any other limitation in the Plan. During a Participant’s lifetime, a Participant’s option to purchase Ordinary Shares hereunder is exercisable only by the Participant.

9. Issuance of Shares.

(a) Delivery of Shares. The Company (or a person or firm designated by the Committee) will hold in book-entry the Ordinary Shares purchased by each Participant under the Plan. Upon receipt of written request from or on behalf of a Participant, the Company (or a person or firm designated by the Committee) shall, as promptly as practicable, arrange for the delivery to such Participant (or the Participant’s beneficiary), as appropriate, or to a custodial account for the benefit of such Participant (or the Participant’s beneficiary) as appropriate, of a certificate representing the shares purchased under the Plan, and the Company shall assume, for tax purposes, such Participant’s disposition of the underlying shares (unless such Participant clearly advises the Company (or a person or firm designated by the Committee) otherwise in writing); provided that in lieu of delivering a certificate representing any fractional share, the Company may, in the sole discretion of the Committee, pay to the Participant or credit to the Participant’s account the fair market value of such fractional share. In the event that a Participant provides a written statement of his intention not to sell or otherwise dispose of such shares as set forth in the foregoing sentence, such Participant shall be required to report to the Company (or a person or firm designated by the Committee) any subsequent disposition of such shares prior to the expiration of the holding periods specified by Section 423(a)(1) of the Code. If and to the extent that such disposition imposes upon the Company federal, state, local or other withholding tax requirements, or any such withholding is required to secure for the Company an otherwise available tax deduction, the Participant must remit to the Company an amount sufficient to satisfy those requirements.

(b) Registration of Shares. Ordinary Shares to be delivered to a Participant under the Plan will be registered in the name of the Participant or in the name of the Participant and his or her spouse, as requested by the Participant.

(c) Compliance with Applicable Laws. The Plan, the grant and exercise of options to purchase shares under the Plan, and the Company’s obligation to sell and deliver Ordinary Shares upon the exercise of options to purchase Ordinary Shares shall be subject to compliance with all applicable federal, state and foreign laws, rules and regulations and the requirements of any stock exchange on which the Ordinary Shares may then be listed.

(d) Withholding. The Company may make such provisions as it deems appropriate for withholding by the Company pursuant to federal or state tax laws of such amounts as the Company determines it is required to withhold in connection with the purchase or sale by a Participant of any Ordinary Shares acquired pursuant to the Plan. The Company may require a Participant to satisfy any relevant tax requirements before authorizing any issuance of Ordinary Shares to such Participant.

10. Participant Accounts.

(a) Bookkeeping Accounts Maintained. Individual bookkeeping accounts will be maintained for each Participant in the Plan to account for the balance of his Plan Contributions, options issued, and shares purchased under the Plan. However, all Plan Contributions made for a Participant shall be deposited in the Company’s general corporate accounts, and no interest shall accrue or be credited with respect to a Participant’s Plan Contributions. All Plan Contributions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate or otherwise set apart such Plan Contributions from any other corporate funds.

(b) Participant Account Statements. Statements of account will be given to Participants quarterly, which statements will set forth the amounts of payroll deductions, the per share purchase price and the number of shares purchased.

11. Designation of Beneficiary.

(a) Designation. A Participant may file with the Company (or a person or firm designated by the Committee) a written designation of a beneficiary who is to receive any shares and cash, if any, from the Participant’s account under the Plan in the event of the Participant’s death subsequent to an Exercise Date on which the Participant’s option hereunder is exercised but prior to delivery to the Participant of such shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of the Participant’s death prior to the exercise of the option.

(b) Change of Designation. A Participant’s beneficiary designation may be changed by the Participant at any time in the manner designated by the Company (or a person or firm designated by the Committee). In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company (or a person or firm designated by the Committee) shall deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company (or a person or firm designated by the Committee), in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

12. Transferability. Neither Plan Contributions credited to a Participant’s account nor any rights to exercise any option or receive Ordinary Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution, or as provided in Section 11). Any attempted assignment, transfer, pledge or other distribution shall be without effect, except that the Company may treat such act as an election to withdraw in accordance with Section 13(a).

13. Withdrawal; Termination of Employment.

(a) Withdrawal. A Participant may withdraw from the Plan at any time by giving written notice to the Company (or a person or firm designated by the Committee). Payroll deductions, if any have been authorized, shall cease as soon as administratively practicable after receipt of the Participant’s notice of withdrawal, and, subject to administrative practicability, no further purchases shall be made for the Participant’s account. All Plan Contributions credited to the Participant’s account, if any, and not yet invested in Ordinary Shares, will be paid to the Participant as soon as administratively practicable after receipt of the Participant’s notice of withdrawal. The Participant’s unexercised options to purchase shares pursuant to the Plan automatically will be terminated. Payroll deductions will not resume on behalf of a Participant who has withdrawn from the Plan (a “Former Participant”) unless the Former Participant enrolls in a subsequent Exercise Period in accordance with Section 5 and subject to the restriction provided in Section 13(b), below.

(b) Effect of Withdrawal on Subsequent Participation. A Former Participant who has withdrawn from the Plan pursuant to this Section 13(b) shall be eligible to participate in the Plan at the beginning of the next Exercise Period following the date the Former Participant withdrew, and the Former Participant must submit a new enrollment agreement in order to again become a Participant as of that date.

(c) Termination of Employment. Upon termination of a Participant’s Continuous Status as an Employee of the Company or any Designated Subsidiary prior to any Exercise Date for any reason except death or disability, the Plan Contributions credited to the Participant’s account and not yet invested in Ordinary Shares will be returned to the Participant. In the case of death or disability, any Plan Contributions credited to the Participant’s account and not yet invested in Ordinary Shares will be used to acquire Ordinary Shares on the Exercise Date following the Participant’s death or disability pursuant to Section 8. Any amount remaining to the credit of a Participant’s account after the purchase of shares by the Participant on such Exercise Date which is insufficient to purchase a full Ordinary Share will be returned to the Participant.

14. Ordinary Shares Available under the Plan.

(a) Number of Shares. Subject to adjustment as provided in Section 14(b) below, the maximum number of Ordinary Shares that shall be made available for sale under the Plan shall be 500,000. Ordinary Shares subject to the Plan may be newly issued shares or shares reacquired in private transactions or open market purchases. If and to the extent that any right to purchase reserved shares shall not be exercised by any Participant for any reason or if such right to purchase shall terminate as provided herein, shares that have not been so purchased hereunder shall again become available for the purpose of the Plan unless the Plan shall have been terminated, but all shares sold under the Plan, regardless of source, shall be counted against the limitation set forth above.

(b) Adjustments Upon Changes in Capitalization; Corporate Transactions.

(i) If the outstanding Ordinary Shares are increased or decreased, or are changed into or are exchanged for a different number or kind of shares, as a result of one or more reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, stock dividends or the like, upon authorization of the Committee, appropriate adjustments shall be made in the number and/or kind of shares, and the per-share option price thereof, which may be issued in the aggregate and to any Participant upon exercise of options granted under the Plan.

(ii) In the event of the proposed dissolution or liquidation of the Company, the Exercise Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee.

(iii) In the event of a proposed sale of all or substantially all of the Company’s assets, or the merger of the Company with or into another corporation (each, a “Sale Transaction”), each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Committee determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Exercise Period then in progress by setting a new Exercise Date (the “New Exercise Date”). If the Committee shortens the Exercise Period then in progress in lieu of assumption or substitution in the event of a Sale Transaction, the Committee shall notify each Participant in writing, at least ten (10) days prior to the New Exercise Date, that the exercise date for such Participant’s option has been changed to the New Exercise Date and that such Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Plan as provided in Section 13(a). For purposes of this Section 14(b), an option granted under the Plan shall be deemed to have been assumed if, following the Sale Transaction, the option confers the right to purchase, for each share of option stock subject to the option immediately prior to the Sale Transaction, the consideration (whether stock, cash or other securities or property) received in the Sale Transaction by holders of Ordinary Shares for each Ordinary Share held on the effective date of the Sale Transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Ordinary Shares); provided, that if the consideration received in the Sale Transaction was not solely common stock or ordinary shares of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Committee may, with the consent of the successor corporation and the Participant, provide for the consideration to be received upon exercise of the option to be solely common stock or ordinary shares of the successor corporation or its parent equal in fair market value to the per share consideration received by the holders of Ordinary Shares in the Sale Transaction.

(iv) In all cases, the Committee shall have sole discretion to exercise any of the powers and authority provided under this Section 14, and the Committee’s actions hereunder shall be final and binding on all Participants. No fractional shares of stock shall be issued under the Plan pursuant to any adjustment authorized under the provisions of this Section 14.

15. Administration.

(a) Committee. The Plan shall be administered by the Committee. The Committee shall have the authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The administration, interpretation, or application of the Plan by the Committee shall be final, conclusive and binding upon all persons. In addition, the Committee shall have the authority to retain and engage such third parties as it shall determine necessary to assist with the administration of the Plan.

(b) Requirements of Exchange Act. Notwithstanding the provisions of Section 15(a) above, in the event that Rule 16b-3 promulgated under the Exchange Act or any successor provision thereto (“Rule 16b-3”) provides specific requirements for the administrators of plans of this type, the Plan shall only be administered by such body and in such a manner as shall comply with the applicable requirements of Rule 16b-3.

16. Amendment, Suspension, and Termination of the Plan.

(a) Amendment of the Plan. The Board or the Committee may at any time, or from time to time, amend the Plan in any respect; provided, that (i) except as otherwise provided in Section 4(b) hereof, no such amendment may make any change in any option theretofore granted which adversely affects the rights of any Participant and (ii) the Plan may not be amended in any way that will cause rights issued under the Plan to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code or any successor thereto. To the extent necessary to comply with Rule 16b-3 under the Exchange Act, Section 423 of the Code, or any other applicable law or regulation, the Company shall obtain shareholder approval of any such amendment.

(b) Suspension of the Plan. The Board or the Committee may, as of the close of any Exercise Date, suspend the Plan; provided, that the Board or Committee provides notice to the Participants at least five (5) business days prior to the suspension. The Board or Committee may resume the normal operation of the Plan as of any Exercise Date; provided further, that the Board or Committee provides notice to the Participants at least twenty (20) business days prior to the date of termination of the suspension period. A Participant shall remain a Participant in the Plan during any suspension period (unless he or she withdraws pursuant to Section 13(a)), however no options shall be granted or exercised, and no payroll deductions shall be made in respect of any Participant during the suspension period. The Plan shall resume its normal operation upon termination of a suspension period.

(c) Termination of the Plan. The Plan and all rights of Employees hereunder shall terminate on the earliest of:

(i) the Exercise Date that Participants become entitled to purchase a number of shares greater than the number of reserved shares remaining available for purchase under the Plan;

(ii) such date as is determined by the Board in its discretion; or

(iii) the last Exercise Date immediately preceding the tenth (10th) anniversary of the Plan’s effective date.

In the event that the Plan terminates under circumstances described in Section 16(c)(i) above, reserved shares remaining as of the termination date shall be sold to Participants on a pro rata basis, based on the relative value of their cash account balances in the Plan as of the termination date.

17. Sub-Plans. The Committee may adopt and amend stock purchase sub-plans with respect to employees employed outside the United States with such provisions as the Committee may deem appropriate to conform to local laws, practices and procedures. All such sub-plans shall be subject to the limitations on the amount of stock that may be issued under the Plan and, except to the extent otherwise provided in such plans, shall be subject to all of the provisions set forth herein.

18. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person or agent, designated by the Company for the receipt thereof.

19. Expenses of the Plan. All costs and expenses incurred in administering the Plan shall be paid by the Company, except that any stamp duties or transfer taxes applicable to participation in the Plan may be charged to the account of such Participant by the Company.

20. No Employment Rights. The Plan does not, directly or indirectly, create any right for the benefit of any employee or class of employees to purchase any shares under the Plan, or create in any employee or class of employees any right with respect to continuation of employment by the Company or any Subsidiary, and it shall not be deemed to interfere in any way with the right of the Company or any Subsidiary to terminate, or otherwise modify, an employee’s employment at any time.

21. Applicable Law. The internal laws of the State of New York shall govern all matters relating to the Plan except to the extent (if any) superseded by the laws of the United States.

22. Additional Restrictions of Rule 16b-3. The terms and conditions of options granted hereunder to, and the purchase of shares by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. This Plan shall be deemed to contain, and such options shall contain, and the Ordinary Shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

23. Effective Date. The Plan became effective on             , 2010.